Exhibit 23.1

CONSENT OF RSM US LLP

We consent to the incorporation by reference in the Registration Statement (Nos. 333-99229, 333-119770, 333-169965, 333-169963 and 333-169962) on Form S-8 of Twin Disc, Incorporated of our report dated August 29, 2018, relating to the financial statements of Veth Propulsion Holding B.V. and its subsidiaries, appearing in this Form 8-K/A of Twin Disc, Incorporated, for the year ended December 31, 2017.

/s/ RSM US LLP

Milwaukee, Wisconsin

August 29, 2018